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                                                                    EXHIBIT 10.2

Mr. Eric A. McAfee
10400 N. De Anza Blvd. Suite 250
Cupertino, CA 95014

Re:  SETTLEMENT AND RELEASE OF CLAIMS AGREEMENT

Dear Mr. McAfee:

     This letter sets forth the agreement between you and MindArrow Systems, Inc. ("the Company"), regarding the settlement of the termination of your position as a consultant for the Company.

     1. EFFECTIVE DATE. The termination of your status as a consultant for the Company shall be effective as of the close of business on December 31, 2000 (the "Effective Date"). It is expressly agreed and understood by the parties hereto that the settlement of your consulting arrangement is by mutual consent and is not in any manner to be construed as termination for cause.

     2. CANCELLATION OF CONSULTING AGREEMENT. In mutual consideration of the promises contained in this settlement and release of claims agreement (the "Agreement"), effective as of the Effective Date, it is understood that the consulting agreement between you and the Company as of June 9, 2000 (the "Consulting Agreement") attached hereto as Exhibit 1, shall terminate and be of no further force and effect. Unless otherwise separately defined herein, all capitalized terms used herein shall have the same meaning as defined in the Consulting Agreement.

     3. CONSIDERATION BY COMPANY. In mutual consideration of the promises contained in this Agreement, you will receive from the Company a) a payment totaling $44,166.67 paid per Company's normal payment schedule beginning on January 1, 2001 through February 28, 2001; b) a credit of approximately $ 350,000 towards any money owed by you to the Company under the Indemnification Agreement dated October 25, 1999 between you and the Company ("Indemnification Agreement"); c) an extension through June 30, 2000 to reimburse the Company under the Indemnification Agreement; d) reimbursement of all accrued and approved expenses incurred by you during your tenure as consultant and director for the Company; and d) a payment of $10,000 for your services as Chairman of the CEO Advisory Council.

     4. CHAIRMAN OF CEO ADVISORY COUNCIL. In lieu of standing for re-election as director of the Company, you have agreed that upon your resignation from the Company's board, you will serve as chairman of the Company's CEO Advisory Council.
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Letter to Eric A. McAfee
Re. Settlement and Release of Claims
December 31, 2000
Page 2


     5.  RELEASE OF CLAIMS.

         a) In recognition of the consideration recited above, you hereby release and discharge the Company and any of their present, former and future partners, affiliates, direct and indirect parents, subsidiaries (other than the Company ), successors, directors, officers, employees, agents, attorneys, heirs and assigns (collectively, the "Released Parties"), from any and all claims, actions and causes of action that you may have related to the consulting agreement as of the Effective Date with respect to the Released Parties, which arise from all manner of actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity, including without restriction those arising out of your employment relationship with the Company and any other released Parties, your rights to any compensation or benefits from the Released Parties in connection with your consultant stats, your Consulting Agreement, or the termination of your consultant status with the Released Parties (collectively, the "Released Claims"). By signing this Agreement, you represent that you have been given the opportunity to consult with the attorney(s) of your choice prior to signing this Agreement and to have those attorney(s) explain the provisions of this Agreement to you and that you have knowingly and voluntarily accepted the terms of the offer as described herein.

         b) The Released Parties hereby release you from any and all claims, actions and causes of action, known or unknown, that the Released Parties, or any of them, may have with respect to you as of the Effective Date, which arise from any and all manner of actions, causes of action, suits, debts, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, claims and demands whatsoever, in law or in equity.

         c) In connection with the releases provided for herein, each of the parties hereto has been advised by counsel of the provisions of Section 1542 of the Civil Code of the State of California and they have read said Section and hereby expressly waive the benefits of said Section, which provides as follows:

             "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release which if known by him must have materially affected his settlement with the debtor."

     6.  PROTECTION OF THE COMPANY'S INTERESTS.

         a) EXCLUSIVE PROPERTY. You confirm that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by you relating to the business of the Company shall be and remain the property of the Company. You further agree that you shall deliver to the Company on the Effective Date, and shall not without the consent of the Company retain copies of, any written materials not previously made available to the
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Letter to Eric A. McAfee
Re. Settlement and Release of Claims
December 31, 2000
Page 3


public, or records and documents that you made or that came into your possession concerning the business or affairs of the Company.

         b) NON-DISPARAGEMENT. For a period of twenty-four (24) months after the Effective Date, you agree that you shall not disparage the Company or its products, services, or management to any third party. The Company agrees that in response to any inquiry from a prospective employer directed to MindArrow Systems, Inc., Robert I. Webber or his successor shall respond to the inquiry by highlighting your accomplishments and explaining your ceasing to provide consulting services to the Company.

     7. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts to be performed in that state and without regard to laws that might otherwise govern under applicable principles of conflicts of law.

     8. SURVIVAL. The representations, warranties, covenants and agreements made herein shall survive the closing of the transactions contemplated hereby.

     9. SUCCESSORS AND ASSIGNS. The rights and obligations under this agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the Company and to your heirs, executives, successors and assigns.

    10. NON-ADMISSION OF LIABILITY. Both parties to this Agreement acknowledge and agree that this Agreement is a settlement and release of claims agreement designed to terminate any consultant /client relationship between the parties and to release any claims that you may have against the Company. This Agreement shall not in any way be construed as an admission of liability by any of the parties to this Agreement.

    11. NON-ASSIGNMENT OF CLAIM. You warrant that you have made no assignment and will make no assignment of any claim, right of action, or any right of any kind whatsoever, embodied in this Agreement and allegations referred to herein, and that no other person or entity of any kind (other than as expressly mentioned above) had or has any interest in any of the demands, obligations, actions, causes of action, debts, liabilities, rights, contracts, damages, attorneys' fees, costs, expenses, losses or claims referred to herein.

    12. ENTIRE AGREEMENT/MODIFICATION. The terms and provisions of this instrument constitute the entire agreement between the Company and you, and shall supersede all previous communications, representations or agreements, either verbal or written, between the parties hereto with respect to your employment with the Company, including, without limitation, the Employment
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Letter to Eric A. McAfee
Re. Settlement and Release of Claims
December 31, 2000
Page 4


Agreement, except as otherwise provided herein. This Agreement may not be enlarged, modified, amended or altered except in a writing signed by the Company and you.

    13. KNOWING AND VOLUNTARY AGREEMENT. This Agreement in all respects has been voluntarily and knowingly executed by the parties hereto. You have been advised that this is an important legal document and that you should consult with an attorney of your choice prior to entering into this Agreement. You specifically represent that you have been given an opportunity to consult with counsel and that, to the extent desired, you have consulted with an attorney of your choice regarding the terms and conditions of this Agreement.

    14. NOTICES, ETC. All notices and other communications required or permitted hereunder shall be in writing and shall be (i) delivered personally or by facsimile, (ii) transmitted by first-class mail, postage prepaid, or airmail, postage prepaid, in the event of mailing for delivery outside of the country in which mailed, (iii) transmitted by an overnight courier of recognized reputation or of recognized international reputation in the event of an international delivery, or (iv) transmitted by telecopier (with confirmation by airmail or courier), addressed to the Company at its address set forth on the first page of this Agreement, or at such other address as the Company shall have furnished to each such holder in writing. Except as otherwise specified herein, all notices and other communications shall be deemed to have been duly given on (A) the date of receipt if delivered personally or by facsimile, (B) the date seven (7) days after posting if transmitted by mail, (C) the date three (3) days after delivery to the courier if sent by recognized or internationally recognized courier service, or (D) the date on which written confirmation would be deemed to have been given as provided above, whether by mail or by courier, as applicable, if transmitted by telecopier, whichever shall first occur.

    15. SEPARABILITY OF THIS AGREEMENT. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

    16. TITLES AND SUBTITLES. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

    17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

    18. DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the named parties, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any
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Letter to Eric A. McAfee
Re. Settlement and Release of Claims
December 31, 2000
Page 5


similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, whether under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.

    19. ARBITRATION. Any disputes concerning this Agreement or otherwise arising out of your employment or the separation of that employment shall be submitted to final and binding arbitration in Orange County, California under the rules of the Judicial Arbitration and Mediation Service ("JAMS"). The arbitrator(s) shall award reasonable attorneys' fees and costs, including expert fees, to the prevailing party in any arbitration or court proceeding, including any appeal.


                   [signatures appear on the following page]
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Letter to Eric A. McAfee
Re. Settlement and Release of Claims
December 31, 2000
Page 6


     Please indicate your agreement and acceptance of the terms and conditions of this Agreement by signing this document in the place provided below.


                                  MindArrow Systems, Inc.

                                  By:      /s/ Robert I. Webber
                                     ---------------------------------
                                     Robert I. Webber, President/CEO



                                     ACCEPTED BY:

                                             /s/ Eric A. McAfee
                                     ---------------------------------
                                     Eric A. McAfee